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EXHIBIT 99.3

TO HOLDERS OF 8 1/2% SENIOR SUBORDINATED NOTES DUE 2011

        Euramax International, Inc. and Euramax International Holdings B.V. are offering to exchange (the "Exchange Offer") up to $200,000,000 of their newly registered 8 1/2% Senior Subordinated Notes due 2011 ("New Notes") for their outstanding 8 1/2% Senior Subordinated Notes due 2011 ("Old Notes").

        Briefly, you may either:

          a.     Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

          b.     Retain your Old Notes.

        All tendered Old Notes must be received on or prior to [                        ], 2003 at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

        Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Old Notes and the Letter of Transmittal, please call [                        ] or write [                        ].

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  EXHIBIT 99.3